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EXHIBIT 99.2
METRICOM CONTACT:
Jonathan Moore
408.282.3035


              Metricom Announces Receipt of Nasdaq Delisting Letter

SAN JOSE, CA., AUGUST 2, 2001 -- Metricom, Inc. (Nasdaq: MCOMQ), a high-speed wireless data services company, today announced that, on July 26, 2001, it received a Nasdaq staff determination letter indicating that Nasdaq has determined to delist Metricom's securities from The Nasdaq Stock Market at the opening of business on August 3, 2001. Trading in Metricom's securities has been suspended since July 2, 2001.

The letter indicates that the staff determination was based upon Metricom's July 2, 2001 filing under Chapter 11 of the U.S. Bankruptcy Code and associated public interest concerns as set forth under Nasdaq Marketplace Rules 4450(f) and 4330(a)(3). The determination was also based upon Nasdaq's concerns regarding the residual equity interest of the existing listed securities holders, as well as the inability of Metricom to demonstrate that it is able to sustain compliance with all requirements for continued listing on The Nasdaq Stock Market.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. Trading of the Company's securities will remain suspended but the hearing request will stay the delisting of the Company's securities pending the Qualifications Panel's decision. The Company cannot provide assurance that the Qualifications Panel will grant the Company continued listing on The Nasdaq Stock Market.

ABOUT METRICOM
Metricom, Inc. is a high-speed wireless data company. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive MicroCellular Data Network (MCDN) technology. That experience has enabled Metricom to develop the fastest wireless mobile data networking and technology commercially available today. Ricochet has been operating since 1995 at speeds up to 28.8 kbps. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two other 28.8 kbps service areas (Seattle and Washington DC) to increase coverage for mobile professionals.

Metricom, MCDN, and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners.


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Statements made or implied in this press release that are not historical facts, including those related to future market conditions, the Company's ability to obtain additional funding or continue its operations, continue to have its securities listed on The Nasdaq Stock Market, successfully restructure its debt operations or realize any strategic alternatives or successfully emerge from the Chapter 11 proceeding, whether its channel partners and resellers will continue to provide access services to their end user subscribers, the ability of the Company to continue to maintain its operations during the reorganization process, , future partners and future viability are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Among other things, additional competition from existing and future competitors may impact the market. Projections of partners, market acceptance, technological rollout and competition are estimated based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. All forward-looking statements are subject to risk that the actions or strategies described will not be successfully completed. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission, including risks related to the Company's ability to raise additional funding, could affect the forward-looking statements contained in this press release.


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